                                                                         Exhibit 23(o)

            KNOW  ALL MEN BY THESE  PRESENTS,  that the  undersigned  constitutes  and appoints  Robert G. Zack and  Katherine P. Feld his true and lawful  attorneys-in-fact and agents,  and each of them,  with full power of  substitution  and  resubstitution, for him in his capacity as an Officer of  Centennial  America Fund,  L.P.,  Centennial
California Tax Exempt Trust,  Centennial  Government  Trust,  Centennial  Money Market
Trust,  Centennial  New York Tax Exempt  Trust and  Centennial  Tax Exempt  Trust (the
"Funds"),  to sign on his behalf any and all  Registration  Statements  (including any post-effective  amendments to  Registration  Statements)  under the  Securities Act of
1933, the Investment  Company Act of 1940 and any amendments and supplements  thereto, and  other  documents  in  connection  thereunder,  and to file  the  same,  with  all exhibits  thereto,  and other documents in connection  therewith,  with the Securities and Exchange  Commission,  granting unto said  attorneys-in-fact  and agents, and each of them,  full  power and  authority  to do and  perform  each and every act and thing requisite  and  necessary  to be done in and  about the  premises,  as fully as to all intents  and  purposes  as he  might  or  could do in  person,  hereby  ratifying  and confirming  all  that  said  attorneys-in-fact  and  agents,  and  each of  them,  may lawfully do or cause to be done by virtue hereof.

Dated:      October 23, 2001

/s/ John Murphy
----------------
John Murphy

Centennial/160/01/Exhibit23(o).doc